Exhibit 10.3

EXECUTION COPY

CN RESCISSION AGREEMENT

        This CN RESCISSION AGREEMENT, dated as of August 25, 2004 (this “Agreement”), is made and entered into between CVS Corporation, a Delaware corporation, CVS Pharmacy, Inc., a Rhode Island corporation (“CVS”), J.C. Penney Company, Inc., a Delaware corporation (“JCP”) and the entities listed on Schedule A attached hereto (the “CVS CN Entities”).

        W I T N E S S E T H:

        WHEREAS, CVS Corporation, CVS and JCP (together with the Sellers listed on Exhibit A attached thereto) are parties to an Asset Purchase Agreement dated as of April 4, 2004 (as amended or modified from time to time, the “Asset Purchase Agreement”); and

WHEREAS, pursuant to the Asset Purchase Agreement, CVS and the CVS CN Entities acquired the CN Real Estate Interests of JCP and its affiliates relating to the Business in Colorado and New Mexico; and

        WHEREAS, CVS Corporation, CVS and JCP have agreed to rescind the transfer of CN Real Estate Interests under the Asset Purchase Agreement by transferring the CN Real Estate Interests to JCP and/or to any affiliates of JCP designated by JCP by written notice to CVS (“JCP CN Entities”) and treat the same as Excluded Assets and Excluded Liabilities under the Asset Purchase Agreement; and

        WHEREAS, on the terms and subject to the conditions contained herein, CVS and the CVS CN Entities desire to transfer and assign to JCP and/or the JCP CN Entities, and JCP and the JCP CN Entities are willing to accept the transfer and assignment from CVS and the CVS CN Entities of and to assume, the CN Real Estate Interests.

        NOW, THEREFORE, CVS Corporation, CVS, the CVS CN Entities and JCP hereby agree as follows:

        Section 1.01. Definitions. Capitalized terms not otherwise defined herein shall have the meaning(s) set forth in the Asset Purchase Agreement. In addition, the following term(s) have the following meaning(s):

        “CN Expenses” mean all costs, expenses, taxes or other liabilities to be taken into account in the calculation of Aggregate CN Net Real Estate Liability pursuant to the terms of Section 4.29 of the Asset Purchase Agreement (before giving effect to this Agreement).

        Section 1.02. Payment and Transfer. In consideration of a one time payment of $21,451,323.51 (such payment represents an aggregate amount of $21,000,000 plus all proceeds from disposition of CN Real Estate Interests actually received by CVS and/or its affiliates as of the date of this Agreement minus all CN Expenses borne and paid by CVS and/or its affiliates as of the date of this Agreement (including the September rent relating to CN Real Estate Interests contemplated to be paid by CVS)) by CVS to JCP (paid promptly after the execution of this Agreement by wire transfer of immediately available funds to an account designated by JCP), CVS, the CVS CN Entities and JCP hereby agree:

    (a)        As promptly as possible after the execution of this Agreement, CVS and the CVS CN Entities will transfer and assign to JCP and/or the JCP CN Entities all of the CN Real Estate Interests (and all assets and liabilities relating thereto or arising therefrom as the same may exist as of the date of this Agreement) and JCP will and/or will cause the JCP CN Entities to accept and assume (A) the CN Real Estate Interests (and all assets and liabilities relating thereto or arising there from as the same may exist as of the date of this Agreement), (B) the agreements listed on Schedule B attached hereto entered into by CVS and/or its affiliates in connection with the CN Real Estate Interests, any disposition thereof, or in preparation for or furtherance of disposition thereof, and (C) all liability for CN Expenses, listed on Schedule C attached hereto, incurred as of the date of this Agreement but not paid by CVS and/or its affiliates prior to the date of this Agreement. The parties will enter into one or more deeds, bills of sale, endorsements, assignments and other instruments of conveyance and assignment or assumption as the parties and their respective counsel shall deem reasonably necessary or appropriate to give effect to the provisions of this Section 1.02(a).

    (b)        CVS represents and warrants (A) that it is the sole member of each of the CVS CN Entities and Schedule A is the true and correct list of the CVS CN Entities and their jurisdictions of incorporation or formation, (B) that CVS has the power and authority to execute this Agreement on behalf of the CVS CN Entities, (C) that neither it nor any of its affiliates has entered or will enter into any agreement of the type referred to under Section 1.02(a)(B) above other than the Asset Purchase Agreement and the agreements listed on Schedule B attached hereto (true and complete copies of which Schedule B agreements have been delivered to JCP) and (D) that Schedule C attached hereto is a true and complete list of all liabilities for CN Expenses incurred as of the date of this Agreement but not paid by CVS and/or its affiliates on or prior to the date of this Agreement and that neither it nor any of its affiliates will incur any liabilities for CN Expenses after the date of this Agreement. CVS Corporation and CVS will jointly and severally indemnify JCP and the JCP CN Entities for any cost, including cost of counsel, related to or arising out of breach of the representations and warranties in this Section 1.02(b).

    (c)        Any transfer taxes arising from any action taken pursuant to Section 1.02(a) shall be paid by CVS. Each party to this Agreement shall bear its own legal expenses related to the transactions contemplated by this Agreement.

    (d)        Notwithstanding anything to the contrary contained in the Asset Purchase Agreement, as between CVS and JCP, (A) the parties will determine and interpret the Asset Purchase Agreement as if the CN Trigger had not occurred prior to the Closing, and the CN Real Estate Interests (and all assets and liabilities relating thereto or arising therefrom as the same may exist as of the date of this Agreement or after the date of this Agreement) will be deemed to be Excluded Assets and Excluded Liabilities under the Asset Purchase Agreement, and (B) JCP s indemnity obligations under the Asset Purchase Agreement will be determined after giving effect to Section 1.02(d)(A) of this Agreement.

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    (e)        Any proceeds from disposition of CN Real Estate Interests actually received by CVS and/or its affiliates on and after the date of this Agreement shall promptly be paid over to JCP.

        Section 1.03. Further Assurances. Each party shall take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable laws and regulations, and take all such other actions and to execute all such documents, certificates, agreements and other writings as such party may reasonably be requested to take or execute by the other party from time to time, consistent with the terms of this Agreement, to effectuate the provisions and purposes of this Agreement and the transactions contemplated hereby and to ensure that each party properly and fairly receives all the benefits of the bargain under this Agreement.

        Section 1.04. Governing Law; Venue. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of New York, applicable to agreements made and to be performed entirely within such state. Each of the parties hereto (a) hereby submits itself to the personal jurisdiction of any appropriate state or federal court in the Borough of Manhattan of the City of New York in the State of New York in the event any dispute arises out of this Agreement or any of the transactions contemplated hereby, (b) shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (c) shall not bring any action relating to this Agreement or any of the transactions contemplated hereby in any other court. Each party agrees that service of process on such party as provided in Section 8.04 of the Asset Purchase Agreement shall be deemed effective service of process on such party.

        Section 1.05. Waiver Of Jury Trial. EACH PARTY HERETO IRREVOCABLY WAIVES ITS RIGHTS TO A JURY TRIAL WITH RESPECT TO ANY ACTION OR CLAIM ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 1.06. Counterparts; Effectiveness; Third Party Beneficiaries. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. Until and unless each party has received a counterpart hereof signed by the other parties hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder. This Agreement is not intended to confer upon any Person other than the parties hereto and their respective affiliates any rights or remedies hereunder.

Section 1.07. Effect of this Agreement. Except as expressly modified hereby, the rights and obligations of the parties to the Asset Purchase Agreement shall remain unchanged and in full force and effect.

Section 1.08. Captions. The captions contained in the Agreement are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

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        IN WITNESS WHEREOF, CVS, CVS Corporation, CVS CN Entities and JCP have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

CVS CORPORATION By: /s/ Philip C. Galbo Name: Philip C. Galbo Title: Senior Vice President and Treasurer
CVS PHARMACY, INC. By: /s/Philip C. Galbo Name: Philip C. Galbo Title: Senior Vice President and Treasurer
CVS CN ENTITIES By: CVS PHARMACY, INC., as their Sole Member By: /s/ Philip C. Galbo Name: Philip C. Galbo Title: Senior Vice President and Treasurer
J.C. PENNEY COMPANY, INC. By: /s/ Jeffrey J. Vawrinek Name: Jeffrey J. Vawrinek Title: Assistant Secretary

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